EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-84169) of Peoples Financial Services Corp. of our reports dated March 15, 2012, relating to the consolidated financial statements and the internal control over financial reporting which appear in this Annual Report on Form 10K.

/s/ PARENTEBEARD LLC

Allentown, Pennsylvania
March 15, 2012